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                                                            OMB APPROVAL
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                              (Amendment No.____)*


                            Serologicals Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    817523103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
|_| Rule 13d-1(b)
|_| Rule 13d-1(c)
|X| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










Potential persons who are to respond to the collection of information contained in this form are not required to respond unless this form displays a currently valid OMB control number.


                               Page 1 of 6 pages

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CUSIP No.  817523103
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS.  OF ABOVE PERSONS (entities only)

      Harold J. Tenoso, Ph.D.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                5    SOLE VOTING POWER
                     1,181,636
   NUMBER OF
    SHARES      ----------------------------------------------------------------
 BENEFICIALLY   6    SHARED VOTING POWER
   OWNED BY                  0
     EACH       ----------------------------------------------------------------
   REPORTING    7    SOLE DISPOSITIVE POWER
    PERSON           1,181,636
      WITH      ----------------------------------------------------------------
                8    SHARED DISPOSITIVE POWER
                             0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  1,181,636
--------------------------------------------------------------------------------
10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)                                                     [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  5.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)
                  IN
--------------------------------------------------------------------------------




                               Page 2 of 6 pages

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Item 1.  (a)   Name of Issuer:

                  Serologicals Corporation

         (b)   Address of Issuer's Principal Executive Offices:

                  780 Park North Boulevard
                  Suite 110
                  Atlanta, GA 30021-1900

Item 2. (a)(b)(c)Name of Person Filing; Address of Principal Business Offic or, if none Residence; Citizenship:

                  This Schedule 13G is being filed by Harold J. Tenoso, Ph.D. an individual residing at 6 Downshire Circle, Decatur, GA 30033. Harold J. Tenoso is a United States citizen.

            (d)   Title of Class of Securities:

                  Common Stock, par value $.01 per share

            (e)   CUSIP Number:

                  817523103

Item 3. If this statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is an:

         (a)[ ]   Broker or Dealer registered under Section 15 of the Act
         (b)[ ]   Bank as defined in section 3(a)(6) of the Act
         (c)[ ]   Insurance Company as defined in section 3(a)(19) of the Act
         (d)[ ]   Investment Company registered under section 8 of the
                  Investment Company Act of 1940
         (e)[ ]   An Investment Adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E)
         (f)[ ]   An Employee Benefit Plan or Endowment Fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F)
         (g)[ ]   A Parent Holding Company or Control Person in accordance with
                  Rule 13d-1(b)(ii)(G)
         (h)[ ]   A Savings Association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act
         (i)[ ]   A Church Plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act of 1940
         (j)[ ]   Group, in accordance with 13d-1(b)(1)(ii)(J)



                              Page 3 of 6 pages

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Item 4.  Ownership:

         (a)   Amount Beneficially Owned 1,181,636 *

         (b)   Percent of Class: 5.3%

         (c)   Number of Shares as to which such person has:

                  (i) sole power to vote or direct the vote - 1,181,636*

                  (ii) shared power to vote or direct the vote - 0

                  (iii) sole power to dispose or direct the disposition of -
                        1,181,636*

                  (iv) shared power to dispose or direct the disposition of - 0

Item 5.  Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

                  N/A

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company

                  N/A

Item 8.  Identification and Classification of Members of the Group

                  N/A

Item 9.  Notice of Dissolution of Group

                  N/A

---------------

* Of the 1,181,636 total shares beneficially owned, 1,174,136 are issuable upon the exercise of currently exercisable options and the remainder are owned by Dr. Tenoso directly.



                              Page 4 of 6 pages

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Item 10. Certification

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                              Page 5 of 6 pages

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Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                          By:/s/ Harold J. Tenoso, Ph.D.
                                             ---------------------------
                                             Harold J. Tenoso, Ph.D.



Dated: February 4, 2000


                              Page 6 of 6 pages